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                  UNITED STATES SECURITIES AND EXCHANGE COMMISSION

                              WASHINGTON, D.C.  20549

                                      FORM 8-K


    Current Report pursuant to Section 13 or 15(d) of the Securities Act of 1934

                           Date of Report: June 16, 1999


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                            CENTERPOINT PROPERTIES TRUST


        Maryland                                                          36-3910279
(State or other jurisdiction of    Commission file number 1-12630     (I.R.S. Employer
 incorporation or organization)                                       Identification No.)

                    1808 Swift Road, Oak Brook, Illinois  60523
                      (Address of principal executive offices)

                                   (630) 586-8000
                (Registrant's telephone number, including area code)


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ITEM 2.  ACQUISITION OR DISPOSITION OF ASSETS
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     Since the filing of the Company's Quarterly Report on Form 10-Q for the
     quarter ended March 31, 1999, the Company acquired 43 industrial properties from unrelated parties during the period May 13, 1999 through June 1, 1999 for an aggregate purchase price of approximately $64.6 million.

     In May, 1999, the Company purchased 42 properties. The first property, a 368,215 square foot facility, located in Carol Stream, Illinois was purchased for approximately $8.3 million. The next 10 properties, totaling 121,408 square feet, were purchased as a portfolio for approximately $9.3 million. The portfolio consists of 10 industrial land parcels, used as bus terminals. All of the properties are located in Illinois, throughout the Chicago Region. The next 31 properties, totaling 1,245,494 square feet, were purchased as a portfolio for approximately $44.7 million. The portfolio properties are located in Illinois, throughout the Chicago region.

     In June, 1999, the Company purchased a 77,015 square foot industrial property, located in Elk Grove Village, Illinois, for approximately $2.3 million.

     All of the above mentioned acquisitions were funded with advances on the Company's line of credit with the First National Bank of Chicago and Lehman Brothers Holdings as documentation agent.

     As previously announced, the Company has 1,800 acres of land at the former Joliet Arsenal (the "Arsenal") under contract and the project is undergoing extensive economic, environmental and property due diligence, including a determination of whether governmental agencies will provide the necessary infrastructure to support the industrial development of the property.

     If the acquisition of the Arsenal were completed, the Company expects to lease a significant part of the site for the development of a rail facility, to take advantage of the site's proximity to major rail lines and other portions of the site to developer/operators of power, water and waste water treatment facilities. The balance of the site is planned for the Company's development over 10 years of up to 20 million square feet of manufacturing and distribution space.

     In April 1999, the Company acquired a 382 acre farm to the east of the Arsenal, and contiguous to the western boundary of the town of Elwood.
     This site was acquired from an affiliate of Transport Development Group, whose contract to acquire the Arsenal from the Joliet Arsenal Development Authority was assigned to the Company. The purchase price for the farm was $5.5 million with certain additional consideration due in the event of the Company's acquisition of the Arsenal. The farm was acquired to enlarge the size of the potential industrial development at the Arsenal and to facilitate the annexation of the combined site to Elwood. In the event the Arsenal were not acquired, the farm would likely be resold or repurchased by the seller.

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     The acquisition of the Arsenal is contingent upon the satisfactory completion of ongoing site investigation, including environmental due diligence. In addition to standard conditions, the acquisition of the Arsenal is contingent upon (1) the negotiation with the Department of the Army of a satisfactory deed and an adequate undertaking regarding the environmental remediation of the site; (2) the availability of funds from state and federal sources for necessary external and internal infrastructure; and (3) the annexation of the site by Elmwood and the approval of tax increment financing in an amount and on terms deemed sufficient by the Company.

ITEM 7.  FINANCIAL STATEMENTS AND EXHIBITS
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     It is impracticable to provide the audit report of the acquired properties and the Trust's pro forma financial information at this time. Those exhibits will be filed as they are completed.

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                                     SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned, thereunto duly authorized.


                         CENTERPOINT PROPERTIES TRUST


                         By:  /s/ Paul S. Fisher
                              ------------------------------
                              Paul S. Fisher
                              Executive Vice President and
                              Chief Financial Officer
June 16, 1999                 (Principal Accounting Officer)